Ex 28.g.i

CUSTODY AGREEMENT

AGREEMENT dated as of March 7, 2018, between ADVISERS INVESTMENT TRUST (the “Trust”), a statutory trust organized under the laws of the State of Delaware, on behalf of the series managed by Northern Trust Investments, Inc. (the “Fund”), and THE NORTHERN TRUST COMPANY (the “Custodian”), an Illinois corporation.

W I T N E S S E T H:

That for and in consideration of the mutual promises hereinafter set forth, the Fund and the Custodian agree as follows:

1.	Definitions.

Whenever used in this Agreement or in any Schedules to this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

(a)	“Articles of Incorporation” shall mean the Declaration of Trust of the Fund, including all amendments thereto.

(b)	“Authorized Person” shall be deemed to include the Chairman of the Board of Directors, the President, and any Vice President, the Secretary, the Treasurer or any other person, whether or not any such person is an officer or employee of the Fund, duly authorized by the Board of Directors to give Instructions on behalf of the Fund and listed in the certification annexed hereto as Schedule A or such other certification as may be received by the Custodian from time to time pursuant to Section 18(b).

(c)	“Board of Directors” shall mean the Board of Directors or Trustees of the Fund.

(d)	“Book-Entry System” shall mean the Federal Reserve/Treasury book-entry system for United States and federal agency securities, its successor or successors and its nominee or nominees.

(e)	“Delegate of the Fund” shall mean and include any entity to whom the Board of Directors of the Fund has delegated responsibility under Rule 17f-5 of the 1940 Act.

(f)	“Depository” shall mean The Depository Trust Company, a clearing agency registered with the Securities and Exchange Commission under Section 17(a) of the Securities Exchange Act of 1934, as amended, its successor or successors and its nominee or nominees, the use of which is hereby specifically authorized. The term “Depository” shall further mean and include any other person named in an Instruction and approved by the Fund to act as a depository in the manner required by Rule 17f-4 of the 1940 Act, its successor or successors and its nominee or nominees.

(g)	“Eligible Securities Depository” shall have the same meaning as set forth in Rule 17f-7(b)(1).

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(h)	“Instruction” shall mean written (including telecopied, telexed, or electronically transmitted in a form that can be converted to print) or oral instructions actually received by the Custodian which the Custodian reasonably believes were given by an Authorized Person. An Instruction shall also include any instrument in writing actually received by the Custodian which the Custodian reasonably believes to be genuine and to be signed by any two officers of the Fund, whether or not such officers are Authorized Persons. Except as otherwise provided in this Agreement, “Instructions” may include instructions given on a standing basis.

(i)	“1940 Act” shall mean the Investment Company Act of 1940, and the Rules and Regulations thereunder, all as amended from time to time.

(j)	“Portfolio” refers to each of the separate and distinct investment portfolios of the Fund which the Fund and the Custodian shall have agreed in writing shall be subject to this Agreement, as identified in Schedule B hereto.

(k)	“Prospectus” shall include each current prospectus and summary prospectus, as applicable, and statement of additional information of the Fund with respect to a Portfolio.

(l)	“Rule 17f-5” shall mean Rule 17f-5 under the 1940 Act.

(m)	“Rule 17f-7” shall mean Rule 17f-7 under the 1940 Act.

(n)	“Shares” refers to the shares of the Fund.

(o)	“Security” or “Securities” shall be deemed to include bonds, debentures, notes, stocks, shares, evidences of indebtedness, and other securities, commodity interests and investments from time to time owned by the Fund and held in a Portfolio.

(p)	“Sub-Custodian” shall mean and include (i) any branch of the Custodian, and (ii) any “eligible foreign custodian,” as that term is defined in Rule 17f-5 under the 1940 Act, approved by the Fund or a Delegate of the Fund in the manner required by Rule 17f-5. For the avoidance of doubt, the term “Sub-Custodian” shall not include any central securities depository or clearing agency.

(q)	“Transfer Agent” shall mean the person which performs as the transfer agent, dividend disbursing agent and shareholder servicing agent for the Fund.

2.	Appointment of Custodian.

(a)	The Fund hereby constitutes and appoints the Custodian as custodian of all the Securities and moneys owned by or in the possession of a Portfolio during the period of this Agreement.

(b)	The Custodian hereby accepts appointment as such custodian and agrees to perform the duties thereof as hereinafter set forth.

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3.	Appointment and Removal of Sub-Custodians.

(a)	The Custodian may appoint one or more Sub-Custodians to act as sub-custodian or sub-custodians of Securities and moneys at any time held in any Portfolio, upon the terms and conditions specified in this Agreement. The Custodian shall oversee the maintenance by any Sub-Custodian of any Securities or moneys of any Portfolio.

(b)	The Agreement between the Custodian and each Sub-Custodian described in clause (ii) of Section 1(p) and acting hereunder shall contain any provisions necessary to comply with Rule 17f-5 under the 1940 Act.

(c)	Prior to the Custodian’s use of any Sub-Custodian described in clause (ii) of Section 1(p), the Fund or a Delegate of the Fund must approve such Sub-Custodian in the manner required by Rule 17f-5 and provide the Custodian with satisfactory evidence of such approval.

(d)	The Custodian shall promptly take such steps as may be required to remove any Sub-Custodian that has ceased to be an “eligible foreign custodian” or has otherwise ceased to meet the requirements under Rule 17f-5. If the Custodian intends to remove any Sub-Custodian previously approved by the Fund or a Delegate of the Fund pursuant to paragraph 3(c), and the Custodian proposes to replace such Sub-Custodian with a Sub-Custodian that has not yet been approved by the Fund or a Delegate of the Fund, it will so notify the Fund or a Delegate of the Fund and provide it with information reasonably necessary to determine such proposed Sub-Custodian’s eligibility under Rule 17f-5, including a copy of the proposed agreement with such Sub-Custodian. The Fund shall at the meeting of the Board of Directors next following receipt of such notice and information, or a Delegate of the Fund shall promptly after receipt of such notice and information, determine whether to approve the proposed Sub-Custodian and will promptly thereafter give written notice of the approval or disapproval of the proposed action.

(e)	The Custodian hereby represents to the Fund that in its opinion, after due inquiry, the established procedures to be followed by each Sub-Custodian in connection with the safekeeping of property of a Portfolio pursuant to this Agreement afford reasonable care for the safekeeping of such property based on the standards applicable in the relevant market.

3A.	Delegation of Foreign Custody Management.

(a)	The Fund hereby delegates to Custodian the responsibilities set forth in subparagraph (b) below of this Section 3A, in accordance with Rule 17f-5 with respect to foreign custody arrangements for the Fund’s existing and future investment portfolios, except that the Custodian shall not have such responsibility with respect to central depositories and clearing agencies or with respect to custody arrangements in the countries listed on Schedule D, attached hereto, as that Schedule may be amended from time to time by notice to the Fund.

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(b)	With respect to each arrangement with any Sub-custodian regarding the assets of any investment portfolio of the Fund for which Custodian has responsibility under this Section 3A (a “Foreign Custodian”), Custodian shall:

(i)	determine that the Fund’s assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, if maintained with the Foreign Custodian, after considering all factors relevant to the safekeeping of such assets;

(ii)	determine that the written contract with such Foreign Custodian governing the foreign custody arrangements complies with the requirements of Rule 17f-5 and will provide reasonable care for the Fund’s assets;

(iii)	establish a system to monitor the appropriateness of maintaining the Fund’s assets with such Foreign Custodian and the contract governing the Fund’s foreign custody arrangements;

(iv)	provide to the Fund’s Board of Directors, at least annually, written reports notifying the Board of the placement of the Fund’s assets with a particular Foreign Custodian and periodic reports of any material changes to the Fund’s foreign custodian arrangements; and

(v)	withdraw the Fund’s assets from any Foreign Custodian as soon as reasonably practicable, if the foreign custody arrangement no longer meets the requirement of Rule 17f-5.

4.	Use of Sub-Custodians and Securities Depositories.

With respect to property of a Portfolio which is maintained by the Custodian in the custody of a Sub-Custodian pursuant to Section 3:

(a)	The Custodian will identify on its books as belonging to the particular Portfolio any property held by such Sub-Custodian.

(b)	In the event that a Sub-Custodian permits any of the Securities placed in its care to be held in a foreign securities depository, such Sub-Custodian will be required by its agreement with the Custodian to identify on its books such Securities as being held for the account of the Custodian as a custodian for its customers.

(c)	Any Securities held by a Sub-Custodian will be subject only to the instructions of the Custodian or its agents; and any Securities held in an foreign securities depository for the account of a Sub-Custodian will be subject only to the instructions of such Sub-Custodian.

(d)	The Custodian will only deposit property of a Portfolio in an account with a Sub-Custodian which includes exclusively the assets held by the Custodian for its customers, and will cause such account to be designated by such Sub-Custodian as a special custody account for the exclusive benefit of customers of the Custodian.

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(e)	Before any Securities are placed in a foreign securities depository, the Custodian shall provide the Fund’s Board of Directors with an analysis of the custody risks associated with maintaining assets with the foreign securities depository.

(f)	The Custodian or its agent shall continue to monitor the custody risks associated with maintaining the Securities with a foreign securities depository and shall promptly notify the Fund’s Board of Directors of any material changes in said risks.

5.	Compensation.

(a)	The Fund will compensate the Custodian for its services rendered under this Agreement in accordance with the fees set forth in the Fee Schedule annexed hereto as Schedule C and incorporated herein. Such Fee Schedule does not include reasonable out-of-pocket disbursements of the Custodian for which the Custodian shall be entitled to bill separately.

(b)	If the Fund requests that the Custodian act as Custodian for any Portfolio hereafter established, at the time the Custodian commences serving as such for said Portfolio, the compensation for such services shall be reflected in a fee schedule for that Portfolio, dated and signed by an officer of each party hereto, which shall be attached to or otherwise reflected in Schedule C of this Agreement.

(c)	Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C, or replacing Schedule C with, a revised Fee Schedule, dated and signed by an officer of each party hereto.

(d)	The Custodian will bill the Fund for its services to each Portfolio hereunder as soon as practicable after the end of each month, and said billings will be detailed in accordance with the Fee Schedule for the Fund. The method for calculating fees will be agreed to in writing from time to time by the parties. The Fund will promptly pay to the Custodian the amount of such billing. The Custodian shall have a claim of payment against the property in each Portfolio for any compensation or expense amount owing to the Custodian in connection with such Portfolio from time to time under this Agreement.

(e)	The Custodian (not the Fund) will be responsible for the payment of the compensation of each Sub-Custodian.

6.	Custody of Cash and Securities.

(a)

Receipt and Holding of Assets. The Fund will deliver or cause to be delivered to the Custodian and any Sub-Custodians all Securities and moneys of any Portfolio at any time during the period of this Agreement and shall specify the Portfolio to which the Securities and moneys are to be specifically allocated. The Custodian will not be responsible for such Securities and moneys until actually received by it or by a Sub-Custodian. The Fund may, from time to time in its sole discretion, provide the Custodian with Instructions as to the manner in which and in what

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amounts Securities, and moneys of a Portfolio are to be held on behalf of such Portfolio in the Book-Entry System or a Depository. Securities and moneys of a Portfolio held in the Book-Entry System or a Depository will be held in accounts which include only assets of Custodian that are held for its customers.

(b)	Accounts and Disbursements. The Custodian shall establish and maintain a separate account for each Portfolio and shall credit to the separate account all moneys received by it or a Sub-Custodian for the account of such Portfolio and shall disburse, or cause a Sub-Custodian to disburse, the same only:

1.	In payment for Securities purchased for the Portfolio, as provided in Section 7 hereof;

2.	In payment of dividends or distributions with respect to the Shares of such Portfolio, as provided in Section 11 hereof;

3.	In payment of original issue or other taxes with respect to the Shares of such Portfolio, as provided in Section 12(c) hereof;

4.	In payment for Shares which have been redeemed by such Portfolio, as provided in Section 12 hereof;

5.	In payment of fees and in reimbursement of the expenses and liabilities of the Custodian attributable to the Fund, as provided in Sections 5 and 16(h) hereof;

6.	Pursuant to Instructions setting forth the name of the Portfolio and the name and address of the person to whom the payment is to be made, the amount to be paid and the purpose for which payment is to be made.

(c)	Fail Float. In the event that any payment made for a Portfolio under this Section 6 exceeds the funds available in that Portfolio’s account, the Custodian or relevant Sub-Custodian, as the case may be, may, in its discretion, advance the Fund on behalf of that Portfolio an amount equal to such excess and such advance shall be deemed an overdraft from the Custodian or such Sub-Custodian to that Portfolio payable on demand, bearing interest at the rate of interest customarily charged by the Custodian or such Sub-Custodian on similar overdrafts.

(d)

Confirmation and Statements. At least monthly, the Custodian shall furnish the Fund with a detailed statement of the Securities and moneys held by it and all Sub-Custodians for each Portfolio. Where securities purchased for a Portfolio are in a fungible bulk of securities registered in the name of the Custodian (or its nominee) or shown on the Custodian’s account on the books of a Depository, the Book-Entry System or a Sub-Custodian, the Custodian shall maintain such records as are necessary to enable it to identify the quantity of those securities held for such Portfolio. In the absence of the filing in writing with the Custodian by the Fund of exceptions or objections to any such statement within 90 days after the date that a material defect is reasonably discoverable, the Fund shall be

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deemed to have approved such statement; and in such case or upon written approval of the Fund of any such statement the Custodian shall, to the extent permitted by law and provided the Custodian has met the standard of care in Section 16 hereof, be released, relieved and discharged with respect to all matters and things set forth in such statement as though such statement had been settled by the decree of a court of competent jurisdiction in an action in which the Fund and all persons having any equity interest in the Fund were parties.

(e)	Registration of Securities and Physical Separation. All Securities held for a Portfolio which are issued or issuable only in bearer form, except such Securities as are held in the Book-Entry System, shall be held by the Custodian or a Sub-Custodian in that form; all other Securities held for a Portfolio may be registered in the name of that Portfolio, in the name of any duly appointed registered nominee of the Custodian or a Sub-Custodian as the Custodian or such Sub-Custodian may from time to time determine, or in the name of the Book-Entry System or a Depository or their successor or successors, or their nominee or nominees. The Fund reserves the right to instruct the Custodian as to the method of registration and safekeeping of the Securities. The Fund agrees to furnish to the Custodian appropriate instruments to enable the Custodian or any Sub-Custodian to hold or deliver in proper form for transfer, or to register in the name of its registered nominee or in the name of the Book-Entry System or a Depository, any Securities which the Custodian of a Sub-Custodian may hold for the account of a Portfolio and which may from time to time be registered in the name of a Portfolio. The Custodian shall hold all such Securities specifically allocated to a Portfolio which are not held in the Book-Entry System or a Depository in a separate account for such Portfolio in the name of such Portfolio physically segregated at all times from those of any other person or persons.

(f)	Segregated Accounts. Upon receipt of an Instruction, the Custodian will establish segregated accounts on behalf of a Portfolio to hold liquid or other assets as it shall be directed by such Instruction and shall increase or decrease the assets in such segregated accounts only as it shall be directed by subsequent Instruction.

(g)	Collection of Income and Other Matters Affecting Securities. Except as otherwise provided in an Instruction, the Custodian, by itself or through the use of the Book-Entry System or a Depository with respect to Securities therein maintained, shall, or shall instruct the relevant Sub-Custodian to:

1.	Collect all income due or payable with respect to Securities in accordance with this Agreement;

2.	Present for payment and collect the amount payable upon all Securities which may mature or be called, redeemed or retired, or otherwise become payable;

3.	Surrender Securities in temporary form for derivative Securities;

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4.	Execute any necessary declarations or certificates of ownership under the federal income tax laws or the laws or regulations of any other taxing authority now or hereafter in effect; and

5.	Hold directly, or through the Book-Entry System or a Depository with respect to Securities therein deposited, for the account of each Portfolio all rights and similar Securities issued with respect to any Securities held by the Custodian or relevant Sub-Custodian for each Portfolio.

(h)	Delivery of Securities and Evidence of Authority. Upon receipt of an Instruction, the Custodian, directly or through the use of the Book-Entry System or a Depository, shall, or shall instruct the relevant Sub-Custodian to:

1.	Execute and deliver or cause to be executed and delivered to such persons as may be designated in such Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Fund as owner of any Securities may be exercised;

2.	Deliver or cause to be delivered any Securities held for a Portfolio in exchange for other Securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

3.	Deliver or cause to be delivered any Securities held for a Portfolio to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation or recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement in the separate account for each such Portfolio certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

4.	Make or cause to be made such transfers or exchanges of the assets specifically allocated to the separate account of a Portfolio and take such other steps as shall be stated in written Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

5.	Deliver Securities upon sale of such Securities for the account of a Portfolio pursuant to Section 7;

6.	Deliver Securities upon the receipt of payment in connection with any repurchase agreement related to such Securities entered into on behalf of a Portfolio;

7.	Deliver Securities of a Portfolio to the issuer thereof or its agent when such Securities are called, redeemed, retired or otherwise become payable;

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provided, however, that in any such case the cash or other consideration is to be delivered to the Custodian or Sub-Custodian, as the case may be;

8.	Deliver Securities for delivery in connection with any loans of securities made by a Portfolio but only against receipt of adequate collateral as agreed upon from time to time by the Custodian and the Fund which may be in the form of cash or obligations issued by the United States Government, its agencies or instrumentalities or other acceptable collateral as agreed upon;

9.	Deliver Securities for delivery as security in connection with any borrowings by a Portfolio requiring a pledge of Portfolio assets, but only against receipt of the amounts borrowed;

10.	Deliver Securities to the Transfer Agent or its designee or to the holders of Shares in connection with distributions in kind, in satisfaction of requests by holders of Shares for repurchase or redemption;

11.	Deliver Securities for any other proper business purpose, but only upon receipt of, in addition to written Instructions, a copy of a resolution or other authorization of the Fund certified by the Secretary of the Fund, specifying the Securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper business purpose, and naming the person or persons to whom delivery of such Securities shall be made.

(i)	Endorsement and Collection of Checks, Etc. The Custodian is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received by the Custodian for the account of a Portfolio.

(j)	Taxes. The Custodian is hereby authorized to pay or withhold any income or other taxes required to be withheld on investments or transactions of the Fund. The Custodian shall use reasonable efforts to reduce withholding at source, where available under applicable tax treaties, laws and regulations, or with respect to non-U.S. source income, to file for and obtain refunds of any taxes withheld to which the Fund may be entitled under applicable tax treaties, laws and regulations. The Fund shall provide the Custodian with any documentation and information Custodian may reasonably require to perform its duties under this paragraph, and Custodian may rely upon such documentation and information without further inquiry. Except as provided above, Custodian shall have no duty to file any tax information, reports, returns or other filings of any kind except where it is directed by the Fund and Custodian consents in writing to do so.

(k)	Execution of Required Documents. The Custodian is hereby authorized to execute any and all applications or other documents required by a regulatory agency or similar entity as a condition of making investments in the foreign market under such entity’s jurisdiction.

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7.	Purchase and Sale of Securities.

(a)	Promptly after the purchase of Securities, the Fund or its designee shall deliver to the Custodian an Instruction specifying with respect to each such purchase: (1) the name of the Portfolio to which such Securities are to be specifically allocated; (2) the name of the issuer and the title of the Securities; (3) the number of shares or the principal amount purchased and accrued interest, if any; (4) the date of purchase and settlement; (5) the purchase price per unit; (6) the total amount payable upon such purchase; and (7) the name of the person from whom or the broker through whom the purchase was made, if any. The Custodian or specified Sub-Custodian shall receive the Securities purchased by or for a Portfolio and upon receipt thereof (or upon receipt of advice from a Depository or the Book-Entry System that the Securities have been transferred to the Custodian’s account) shall pay to the broker or other person specified by the Fund or its designee out of the moneys held for the account of such Portfolio the total amount payable upon such purchase; provided that the same conforms to the total amount payable as set forth in such Instruction.

(b)	Promptly after the sale of Securities, the Fund or its designee shall deliver to the Custodian an Instruction specifying with respect to each such sale: (1) the name of the Portfolio to which the Securities sold were specifically allocated; (2) the name of the issuer and the title of the Securities; (3) the number of shares or principal amount sold, and accrued interest, if any; (4) the date of sale; (5) the sale price per unit; (6) the total amount payable to the Portfolio upon such sale; and (7) the name of the broker through whom or the person to whom the sale was made. The Custodian or relevant Sub-Custodian shall deliver or cause to be delivered the Securities to the broker or other person designated by the Fund upon receipt of the total amount payable to such Portfolio upon such sale; provided that the same conforms to the total amount payable to such Portfolio as set forth in such Instruction. Subject to the foregoing, the Custodian or relevant Sub-Custodian may accept payment in such form as shall be satisfactory to it, and may deliver Securities and arrange for payment in accordance with the customs prevailing among dealers in Securities.

(c)	Notwithstanding (a) and (b) above, cash in any of the Portfolios may be invested by the Custodian for short term purposes pursuant to standing Instructions from the Fund.

8.	Lending of Securities.

If the Fund and the Custodian enter into a separate written agreement authorizing the Custodian to lend Securities, the Custodian may lend Securities pursuant to such agreement. Such agreement must be approved by the Fund in the manner required by any applicable law, regulation or administrative pronouncement, and may provide for the payment of additional reasonable compensation to the Custodian.

9.	Investment in Futures, Options on Futures and Options

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The Custodian shall pursuant to Instructions (which may be standing instructions) (i) with respect to futures or options on futures, transfer initial margin to a futures commission merchant or safekeeping bank or, with respect to options, transfer collateral to a broker; (ii) pay or demand variation margin to or from a designated futures commission merchant or other broker based on daily marking to market calculations and in accordance with accepted industry practices; and (iii) subject to the Custodian’s consent, enter into separate procedural, safekeeping or other agreements with respect to the custody of initial margin deposits or collateral in transactions involving futures contracts or options, as the case may be. The Custodian shall have no custodial or investment responsibility for any assets transferred to a safekeeping bank, futures commission merchant or broker pursuant to this paragraph. In addition, in connection with options transactions in a Portfolio, the Custodian is authorized to pledge assets of the Portfolio as collateral for such transactions in accordance with industry practice.

10.	Provisional Credits and Debits.

(a)	The Custodian is authorized, but shall not be obligated, to credit the account of a Portfolio provisionally on payable date with interest, dividends, distributions, redemptions or other amounts due. Otherwise, such amounts will be credited to the Portfolio on the date such amounts are actually received and reconciled to the Portfolio. In cases where the Custodian has credited a Portfolio with such amounts prior to actual collection and reconciliation, the Fund acknowledges that the Custodian shall be entitled to recover any such credit on demand from the Fund and further agrees that the Custodian may reverse such credit if and to the extent that Custodian does not receive such amounts in the ordinary course of business.

(b)	The Fund recognizes that any decision to effect a provisional credit or an advancement of the Custodian’s own funds under this agreement will be an accommodation granted entirely at the Custodian’s option and in light of the particular circumstances, which circumstances may involve conditions in different countries, markets and classes of assets at different times. The Fund shall make the Custodian whole for any loss which it may incur from granting such accommodations and acknowledges that the Custodian shall be entitled to recover any relevant amounts from the Fund on demand. All amounts thus due to the Custodian shall be paid by the Fund from the account of the relevant Portfolio unless otherwise paid on a timely basis and in that connection the Fund acknowledges that the Custodian has a continuing lien on all assets of such Portfolio to secure such payments and agrees that the Custodian may apply or set off against such amounts any amounts credited by or due from the Custodian to the Fund. If funds in the Portfolio are insufficient to make any such payment the Fund shall promptly deliver to the Custodian the amount of such deficiency in immediately available funds when and as specified by the Custodian’s written or oral notification to the Fund.

(c)	In connection with the Custodian’s global custody service the Fund will maintain deposits at the Custodian’s London Branch. The Fund acknowledges and agrees

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that such deposits are payable only in the currency in which an applicable deposit is denominated; that such deposits are payable only on the Fund’s demand at the Custodian’s London Branch; that such deposits are not payable at any of the Custodian’s offices in the United States; and that the Custodian will not in any manner directly or indirectly promise or guarantee any such payment in the United States.

The Fund further acknowledges and agrees that such deposits are subject to cross-border risk, and therefore the Custodian will have no obligation to make payment of deposits if and to the extent that the Custodian is prevented from doing so by reason of applicable law or regulation or any Sovereign Risk event affecting the London Branch or the currency in which the applicable deposit is denominated. “Sovereign Risk” for this purpose means nationalization, expropriation, devaluation, revaluation, confiscation, seizure, cancellation, destruction or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, taxes, levies or other charges affecting the property rights of persons who are not residents of the affected jurisdiction; or acts of war, terrorism, insurrection or revolution; or any other act or event beyond the Custodian’s control.

THE FUND ACKNOWLEDGES AND AGREES THAT DEPOSIT ACCOUNTS MAINTAINED AT FOREIGN BRANCHES OF UNITED STATES BANKS (INCLUDING, IF APPLICABLE, ACCOUNTS IN WHICH CUSTOMER FUNDS FOR THE PURCHASE OF SECURITIES ARE HELD ON AND AFTER CONTRACTUAL SETTLEMENT DATE), ARE NOT INSURED BY THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION; MAY NOT BE GUARANTEED BY ANY LOCAL OR FOREIGN GOVERNMENTAL AUTHORITY; ARE UNSECURED; AND IN A LIQUIDATION MAY BE SUBORDINATED IN PRIORITY OF PAYMENT TO DOMESTIC (U.S.- DOMICILED) DEPOSITS. THEREFORE, BENEFICIAL OWNERS OF SUCH FOREIGN BRANCH DEPOSITS MAY BE UNSECURED CREDITORS OF THE NORTHERN TRUST COMPANY.

Deposit account balances that are owned by United States residents are expected to be maintained in an aggregate amount of at least $100,000 or the equivalent in other currencies.

11.	Payment of Dividends or Distributions.

(a)	In the event that the Board of Directors of the Fund (or a committee thereof) authorizes the declaration of dividends or distributions with respect to a Portfolio, an Authorized Person shall provide the Custodian with Instructions specifying the record date, the date of payment of such distribution and the total amount payable to the Transfer Agent or its designee on such payment date.

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(b)	Upon the payment date specified in such Instructions, the Custodian shall pay the total amount payable to the Transfer Agent or its designee out of the moneys specifically allocated to and held for the account of the appropriate Portfolio.

12.	Sale and Redemption of Shares.

(a)	Whenever the Fund shall sell any Shares, the Fund shall deliver or cause to be delivered to the Custodian an Instruction specifying the name of the Portfolio whose Shares were sold and the amount to be received by the Custodian for the sale of such Shares.

(b)	Upon receipt of such amount from the Transfer Agent or its designee, the Custodian shall credit such money to the separate account of the Portfolio specified in the Instruction described in paragraph (a) above.

(c)	Upon issuance of any Shares in accordance with the foregoing provisions of this Section 12, the Custodian shall pay all original issue or other taxes required to be paid in connection with such issuance upon the receipt of an Instruction specifying the amount to be paid.

(d)	Except as provided hereafter, whenever any Shares are redeemed, the Fund shall deliver or cause to be delivered to the Custodian an Instruction specifying the name of the Portfolio whose Shares were redeemed and the total amount to be paid for the Shares redeemed.

(e)	Upon receipt of an Instruction described in paragraph (d) above, the Custodian shall pay to the Transfer Agent (or such other person as the Transfer Agent directs) the total amount specified in such Instruction. Such payment shall be made from the separate account of the Portfolio specified in such Instruction.

13.	Indebtedness.

(a)

The Fund or its designee will cause to be delivered to the Custodian by any bank (excluding the Custodian) from which the Fund borrows money, using Securities as collateral, a notice or undertaking in the form currently employed by any such bank setting forth the amount which such bank will loan to the Fund against delivery of a stated amount of collateral. The Fund shall promptly deliver to the Custodian an Instruction stating with respect to each such borrowing: (1) the name of the Portfolio for which the borrowing is to be made; (2) the name of the bank; (3) the amount and terms of the borrowing, which may be set forth by incorporating by reference an attached promissory note, duly endorsed by the Fund, or other loan agreement; (4) the time and date, if known, on which the loan is to be entered into (the “borrowing date”); (5) the date on which the loan becomes due and payable; (6) the total amount payable to the Fund for the separate account of the Portfolio on the borrowing date; (7) the market value of Securities to be delivered as collateral for such loan, including the name of the issuer, the title and the number of shares or the principal amount of any particular Securities; (8) whether the Custodian is to deliver such collateral through the

AIT – NTI	Page 13

Book-Entry System or a Depository; and (9) a statement that such loan is in conformance with the 1940 Act and the Prospectus.

(b)	Upon receipt of the Instruction referred to in paragraph (a) above, the Custodian shall deliver on the borrowing date the specified collateral and the executed promissory note, if any, against delivery by the lending bank of the total amount of the loan payable; provided that the same conforms to the total amount payable as set forth in the Instruction. The Custodian may, at the option of the lending bank, keep such collateral in its possession, but such collateral shall be subject to all rights therein given the lending bank by virtue of any promissory note or loan agreement. The Custodian shall deliver as additional collateral in the manner directed by the Fund from time to time such Securities specifically allocated to such Portfolio as may be specified in the Instruction to collateralize further any transaction described in this Section 13. The Fund shall cause all Securities released from collateral status to be returned directly to the Custodian, and the Custodian shall receive from time to time such return of collateral as may be tendered to it. In the event that the Fund fails to specify in such Instruction all of the information required by this Section 13, the Custodian shall not be under any obligation to deliver any Securities. Collateral returned to the Custodian shall be held hereunder as it was prior to being used as collateral.

14.	Corporate Action.

(a)	Whenever the Custodian or any Sub-Custodian receives information concerning Securities held for a Portfolio which requires discretionary action by the beneficial owner of the Securities (other than a proxy), such as subscription rights, bond issues, stock repurchase plans and rights offerings, or legal notices or other material intended to be transmitted to Securities holders (“Corporate Actions”), the Custodian will give the Fund or its designee notice of such Corporate Actions to the extent that the Custodian’s central corporate actions department has actual knowledge of a Corporate Action in time to notify the Fund.

(b)	The Custodian shall act on Corporate Actions solely as directed by the Fund or its designee. If a Portfolio receives a distribution of rights, the Custodian shall hold to expiration, sell or exercise such rights solely as directed by the Fund or its designee. If a corporation whose common stock shares are held in the Portfolio declares a dividend in such stock, and payment of such dividend results in a fractional share, the Custodian shall promptly sell such fraction in any global market where such fractional share is not permitted.

(c)	The Custodian will deliver proxies to the Fund or its designated agent pursuant to special arrangements which may have been agreed to in writing between the parties hereto. Such proxies shall be executed in the appropriate nominee name relating to Securities registered in the name of such nominee but without indicating the manner in which such proxies are to be voted; and where bearer Securities are involved, proxies will be delivered in accordance with an applicable Instruction, if any.

AIT – NTI	Page 14

15.	Persons Having Access to the Portfolios.

(a)	Neither the Fund nor any officer, director, employee or agent of the Fund, the Fund’s investment adviser, or any sub-investment adviser, shall have physical access to the assets of any Portfolio held by the Custodian or any Sub-Custodian or be authorized or permitted to withdraw any investments of a Portfolio, nor shall the Custodian or any Sub-Custodian deliver any assets of a Portfolio to any such person. No officer, director, employee or agent of the Custodian who holds any similar position with the Fund’s investment adviser, with any sub-investment adviser of the Fund or with the Fund shall have access to the assets of any Portfolio.

(b)	Nothing in this Section 15 shall prohibit any Authorized Person from giving Instructions to the Custodian so long as such Instructions do not result in delivery of or access to assets of a Portfolio prohibited by paragraph (a) of this Section 15.

(c)	The Custodian represents that it maintains a system that is reasonably designed to prevent unauthorized persons from having access to the assets that it holds (by any means) for its customers.

16.	Concerning the Custodian.

(a)	Scope of Services. The Custodian shall be obligated to perform only such services as are set forth in this Agreement or expressly contained in an Instruction given to the Custodian which is not contrary to the provisions of this Agreement.

(b)	Standard of Care.

1.	The Custodian will use reasonable care, prudence and diligence with respect to its obligations under this Agreement and the safekeeping of property of the Portfolios. The Custodian shall be liable to, and shall indemnify and hold harmless the Fund from and against any loss which shall occur as the result of the failure of the Custodian or a Sub-Custodian to exercise reasonable care, prudence and diligence with respect to their respective obligations under this Agreement and the safekeeping of such property. The determination of whether the Custodian or Sub-Custodian has exercised reasonable care, prudence and diligence in connection with their obligations under this Agreement shall be made in light of prevailing standards applicable to professional custodians in the jurisdiction in which such custodial services are performed. In the event of any loss to the Fund by reason of the failure of the Custodian or a Sub-Custodian to exercise reasonable care, prudence and diligence, the Custodian shall be liable to the Fund only to the extent of the Fund’s direct damages and expenses, which damages, for purposes of property only, shall be determined based on the market value of the property which is the subject of the loss at the date of discovery of such loss and without reference to any special condition or circumstances.

AIT – NTI	Page 15

2.	The Custodian will not be responsible for any act, omission, or default of, or for the solvency of, any central securities depository or clearing agency.

3.	The Custodian will not be responsible for any act, omission, or default of, or for the solvency of, any broker or agent (not referred to in paragraph (b)(2) above) which it or a Sub-Custodian appoints and uses unless such appointment and use is made or done negligently or in bad faith. In the event such an appointment and use is made or done negligently or in bad faith, the Custodian shall be liable to the Fund only for direct damages and expenses (determined in the manner described in paragraph (b)(1) above) resulting from such appointment and use and, in the case of any loss due to an act, omission or default of such agent or broker, only to the extent that such loss occurs as a result of the failure of the agent or broker to exercise reasonable care (“reasonable care” for this purpose to be determined in light of the prevailing standards applicable to agents or brokers, as appropriate, in the jurisdiction where the services are performed).

4.	The Custodian shall be entitled to rely, and may act, upon the advice of counsel (who may be counsel for the Fund) on any matter in connection with an instruction, direction or request by the Fund and shall be without liability for any action reasonably taken or omitted in good faith and without negligence pursuant to such advice.

5.	The Custodian shall be entitled to rely upon any Instruction it receives pursuant to the applicable Sections of this Agreement that it reasonably believes to be genuine and to be from an Authorized Person. In the event that the Custodian receives oral Instructions, the Fund or its designee shall cause to be delivered to the Custodian, by the close of business on the same day that such oral Instructions were given to the Custodian, written Instructions confirming such oral Instructions, whether by hand delivery, telex or otherwise. The Fund agrees that the fact that no such confirming written Instructions are received by the Custodian shall in no way affect the validity of the transactions or enforceability of the transactions hereby authorized by the Fund. The Fund agrees that the Custodian shall incur no liability to the Fund in connection with (i) acting upon oral Instructions given to the Custodian hereunder; provided such instructions reasonably appear to have been received from an Authorized Person or (ii) deciding not to act solely upon oral Instructions; provided that the Custodian first contacts the giver of such oral Instructions and requests written confirmation immediately following any such decision not to act.

6.

The Custodian shall supply the Fund or its designee with such daily information regarding the cash and Securities positions and activity of each Portfolio as the Custodian and the Fund or its designee shall from time to time agree. It is understood that such information will not be audited by the Custodian and the Custodian represents that such

AIT – NTI	Page 16

information will be the best information then available to the Custodian. The Custodian shall have no responsibility whatsoever for the pricing of Securities, accruing for income, valuing the effect of Corporate Actions, or for the failure of the Fund or its designee to reconcile differences between the information supplied by the Custodian and information obtained by the Fund or its designee from other sources, including but not limited to pricing vendors and the Fund’s investment adviser. Subject to the foregoing, to the extent that any miscalculation by the Fund or its designee of a Portfolio’s net asset value is attributable to the willful misfeasance, bad faith or negligence of the Custodian (including any Sub-Custodian ) in supplying or omitting to supply the Fund or its designee with information as aforesaid, the Custodian shall be liable to the Fund for any resulting loss (subject to such de minimis rule of change in value as the Board of Directors may from time to time adopt).

(c)	Limit of Duties. Without limiting the generality of the foregoing, the Custodian shall be under no duty or obligation to inquire into, and shall not be liable for:

1.	The validity of the issue of any Securities purchased by any Portfolio, the legality of the purchase thereof, or the propriety of the amount specified by the Fund or its designee for payment therefor;

2.	The legality of the sale of any Securities by any Portfolio or the propriety of the amount of consideration for which the same are sold;

3.	The legality of the issue or sale of any Shares, or the sufficiency of the amount to be received therefor;

4.	The legality of the redemption of any Shares, or the propriety of the amount to be paid therefor;

5.	The legality of the declaration or payment of any dividend or distribution by the Fund; or

6.	The legality of any borrowing.

(d)	The Custodian need not maintain any insurance for the exclusive benefit of the Fund, but hereby warrants that as of the date of this Agreement it is maintaining a bankers Blanket Bond and hereby agrees to notify the Fund in the event that such bond is canceled or otherwise lapses.

(e)	Consistent with and without limiting the language contained in Section 16(a), it is specifically acknowledged that the Custodian shall have no duty or responsibility to:

1.	Question any Instruction or make any suggestions to the Fund or an Authorized Person regarding any Instruction;

AIT – NTI	Page 17

2.	Supervise or make recommendations with respect to investments or the retention of Securities;

3.	Subject to Section 16(b)(3) hereof, evaluate or report to the Fund or an Authorized Person regarding the financial condition of any broker, agent or other party to which Securities are delivered or payments are made pursuant to this Agreement; or

4.	Review or reconcile trade confirmations received from brokers.

(f)	Amounts Due from or to Transfer Agent. The Custodian shall not be under any duty or obligation to take action to effect collection of any amount due to any Portfolio from the Transfer Agent or its designee nor to take any action to effect payment or distribution by the Transfer Agent or its designee of any amount paid by the Custodian to the Transfer Agent in accordance with this Agreement.

(g)	No Duty to Ascertain Authority. The Custodian shall not be under any duty or obligation to ascertain whether any Securities at any time delivered to or held by it for the Fund and specifically allocated to a Portfolio are such as may properly be held by the Fund under the provisions of the Articles of Incorporation and the Prospectus.

(h)	Indemnification. The Fund agrees to indemnify and hold the Custodian harmless from all loss, cost, taxes, charges, assessments, claims, and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934 and the 1940 Act and state or foreign securities laws) and expenses (including reasonable attorneys’ fees and disbursements) arising directly or indirectly from any action taken or omitted by the Custodian (i) at the request or on the direction of or in reliance on the advice of the Fund or in reasonable reliance upon the Prospectus or (ii) upon an Instruction; provided, that the foregoing indemnity shall not apply to any loss, cost, tax, charge, assessment, claim, liability or expense to the extent the same is attributable to the Custodian’s or any Sub-Custodian’s negligence, willful misconduct, bad faith or reckless disregard of duties and obligations under this Agreement or any other agreement relating to the custody of Fund property.

(i)	The Fund agrees to hold the Custodian harmless from any liability or loss resulting from the imposition or assessment of any taxes or other governmental charges on a Portfolio.

(j)	Without limiting the foregoing, the Custodian shall not be liable for any loss which results from:

1.	the general risk of investing;

2.

subject to Section 16(b) hereof, investing or holding property in a particular country including, but not limited to, losses resulting from nationalization, expropriation or other governmental actions; regulation of

AIT – NTI	Page 18

the banking or securities industry; currency restrictions, devaluations or fluctuations; and market conditions which prevent the orderly execution of securities transactions or affect the value of property held pursuant to this Agreement; or

3.	consequential, special or punitive damages for any act or failure to act under any provision of this Agreement, even if advised of the possibility thereof.

(k)	Force Majeure. No party shall be liable to the other for any delay in performance, or non- performance, of any obligation hereunder to the extent that the same is due to forces beyond its reasonable control, including but not limited to delays, errors or interruptions caused by the other party or third parties, any industrial, juridical, governmental, civil or military action, acts of terrorism, insurrection or revolution, nuclear fusion, fission or radiation, failure or fluctuation in electrical power, heat, light, air conditioning or telecommunications equipment, or acts of God.

(l)	Inspection of Books and Records. The Custodian shall create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Fund under the 1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder, and under applicable federal and state laws. All such records shall be the property of the Fund and shall at all times during regular business hours of the Custodian be open for inspection by duly authorized officers, employees and agents of the Fund and by the appropriate employees of the Securities and Exchange Commission. The Custodian shall, at the Fund’s request, supply the Fund with a tabulation of Securities and shall, when requested to do so by the Fund and for such compensation as shall be agreed upon between the Fund and the Custodian, include certificate numbers in such tabulations.

(m)	Accounting Control Report. The Custodian shall provide, promptly, upon request of the Fund, such reports as are available concerning the internal accounting controls and financial strength of the Custodian.

17.	Term and Termination.

(a)	This Agreement shall become effective on the date first set forth above (the “Effective Date”) and shall continue in effect thereafter for an initial two (2) year period from that date, unless earlier terminated pursuant to the terms of this Agreement. The Agreement shall remain in full force from year to year thereafter, subject to annual review by the Board. This Agreement may be terminated by either party by providing the other party with at least sixty (60) days written notice of termination, specifying the date of such termination.

(b)

Either of the parties hereto may terminate this Agreement for “cause”. For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written

AIT – NTI	Page 19

notice of such breach from the non-breaching party; (b) a final unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its custodial business; or (c) financial difficulties on the part of the party to be terminated which are reasonably evidenced.

(c)	Upon termination of this Agreement pursuant to this Section 17, the Custodian shall deliver directly to the successor custodian all Securities and moneys then held by the Custodian and specifically allocated to the Portfolio or Portfolios specified, after deducting all fees, expenses and other amounts for the payment or reimbursement of which it shall then be entitled with respect to such Portfolio or Portfolios.

18.	Miscellaneous.

(a)	Except as otherwise required by law or in connection with any required disclosure to a banking or other regulator, Custodian agrees to treat confidential all records and other information relative to the Fund’s prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of Custodian’s responsibilities and duties hereunder. Custodian may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Fund and obtaining approval in writing from the Fund, which approval shall not be unreasonably withheld. Waivers of confidentiality are automatically effective without further action by Custodian where Custodian may be exposed to civil or criminal fines, contempt proceedings or other liability for failure to comply, when requested to divulge such information by duly constituted governmental authorities with respect to Internal Revenue Service levies, subpoenas or similar actions, or with respect to requests by the Fund, however Custodian agrees to provide the Fund with notice of such request when permitted by applicable law.

(b)	Annexed hereto as Schedule A is a certification signed by two of the present officers of the Fund setting forth the names of the present Authorized Persons. The Fund agrees to furnish to the Custodian a new certification in similar form in the event that any such present Authorized Person ceases to be such an Authorized Person or in the event that other or additional Authorized Persons are elected or appointed. Until such new certification is received by the Custodian, the Custodian shall be fully protected in acting under the provisions of this Agreement upon Instructions which Custodian reasonably believes were given by an Authorized Person, as identified in the last delivered certification. Unless such certification specifically limits the authority of an Authorized Person to specific matters or requires that the approval of another Authorized Person is required, Custodian shall be under no duty to inquire into the right of such person, acting alone, to give any instructions whatsoever under this Agreement.

(c)	Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, shall be sufficiently given if addressed to

AIT – NTI	Page 20

the Custodian and mailed or delivered to it at its offices at the following address or at such other place as the Custodian may from time to time designate in writing:

The Northern Trust Company

50 LaSalle Street

Chicago, Illinois 60603

Attention: Head of GFS North America

Fax: 312-444-5431

(d)	Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund, shall be sufficiently given if addressed to the Fund and mailed or delivered to it at its offices at the following address or at such other place as the Fund may from time to time designate in writing:

Advisers Investment Trust

690 Taylor Road, Suite 210

Gahanna, OH 43230

Attention: President

(e)	Except as expressly provided herein, Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the same formality as this Agreement.

(f)	This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of the Custodian, or by the Custodian without the written consent of the Fund, and any attempted assignment without such written consent shall be null and void.

(g)	This Agreement shall be construed in accordance with the laws of the State of Illinois.

(h)	The captions of the Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(i)	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

(j)

The Trust and the Custodian agree that the obligations of the Fund under this Agreement shall not be binding upon or any member of the Board of Trustees or any shareholder, nominee, officer, employee or agent, whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Trust or of the appropriate Fund(s) thereof. The execution and delivery of this Agreement have been duly authorized by Trust and signed by an authorized officer of the Trust, acting as such, but neither such authorization by the Trust nor

AIT – NTI	Page 21

such execution and delivery by such officer shall be deemed to have been made by any member of the Board of Trustees or by any officer or shareholder of the Trust individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust or of the appropriate Fund(s) thereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives duly authorized as of the day and year first above written.

Advisers Investment Trust

By:	/s/ Barbara J. Nelligan

Name:	Barbara J. Nelligan
Title:	President

The undersigned, Toni M. Bugni, does hereby certify that he/she is the duly elected, qualified and acting Secretary of Advisers Investment Trust and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Trust with full power and authority to execute this Custody Agreement on behalf of the Trust and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

/s/ Toni M. Bugni
Secretary – March 8, 2017

THE NORTHERN TRUST COMPANY

By:	/s/ Michelle Roblee

Name:	Michelle Roblee
Title:	Senior Vice President

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SCHEDULE A

CERTIFICATION OF AUTHORIZED PERSONS

Pursuant to paragraphs 1(b) and 18(b) of the Agreement, the undersigned officers of Advisers Investment Trust hereby certify that the person(s) whose name(s) appear(s) below have been duly authorized by the Board of Trustees to give Instructions on behalf of the Fund.

NAME

Sheri Hawkins

Jennifer Hoffenkamp

Mamadou Saar

Certified as of the 7th day of March, 2018:

OFFICER:	OFFICER:

/s/ Barbara J. Nelligan	/s/ Michelle Roblee
(Signature)	(Signature)

Barbara J. Nelligan	Michelle Roblee
(Name)	(Name)

President	Senior Vice President
(Title)	(Title)

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SCHEDULE B

FUND PORTFOLIOS

NTAM Treasury Assets Fund

AIT – NTI	Page 25

SCHEDULE C

FEE SCHEDULE

A.	For the services rendered under this Agreement, the Fund shall cause to be paid to Northern out of the assets of the Fund the fees defined on this Fee Schedule.

B.	For the purpose of determining fees calculated as a function of the Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of the Fund’s Board of Directors/Trustees.

C.	Out-of-pocket expenses will be computed and billed by Northern and payable monthly by or on behalf of the Fund.

Assumptions:

•	1 Government Money Market Fund

•	Private Placement

Fees:

GLOBAL CUSTODY SERVICES

ACCOUNT BASED FEES
Per global custody account	$2,000

SINGLE-LINE ASSET HOLDINGS BASED FEE
Charge per one-line fund asset, holding per annum	N/A

SAFEKEEPING AND TRANSACTION FEES
The core custody charges are as follows:

COUNTRY	SAFEKPG CHARGES (BPS) P.A.	TRANS CHARGES USD
Argentina	9.56	47.81
Australia	1.28	12.75
Austria	2.55	28.69
Bahamas	1.00	10
Bahrain	22.31	25.50
Bangladesh	22.31	76.50
Belgium	1.28	12.75
Benin	30.00	160
Bermuda	34	127.50
Bosnia/Herzeg.	25.00	80

COUNTRY	SAFEKPG CHARGES (BPS) P.A.	TRANS CHARGES USD
Malaysia	0.95	12.75
Malta	22.31	76.50
Mauritius	22.31	76.50
Mexico	3.83	25.50
Morocco	22.31	76.50
Namibia	22.31	76.50
Netherlands	1.28	9.56
New Zealand	1.28	12.75
Niger	30.00	160
Nigeria	29.75	51.00

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Botswana	25.00	80
Brazil	7.23	29.75
Bulgaria	22.31	76.50
Burkina Faso	30.00	160
Canada - NT	0.64	6.38
Canada - RBC	0.64	6.38
Cayman Islands	1.00	10
Chile	22.31	76.50
China A Shares	2.13	17
China B Shares	9.56	47.81
Clearstream	0.30	5
Colombia	22.31	76.50
Croatia	22.31	76.50
Cyprus	9.56	38.25
Czech	12.75	76.50
Denmark	0.95	15.94
Egypt	22.31	51
Estonia	22.31	22.31
Euroclear	0.95	6.38
Finland	2.23	19.13
France	0.95	12.75
Germany	0.79	9.56
Ghana	22.31	76.50
Greece	8.00	34.00
Guinea-Bissau	30.00	160
Hong Kong	2.13	17.00
Hungary	15.94	57.38
Iceland	22.31	76.50
India	9.56	49.00
Indonesia	9.56	47.81
Ireland	0.64	12.75
Israel	14.00	56.50
Italy	1.28	12.75
Ivory Coast	25.00	80
Japan	0.95	8.29
Jordan	22.31	76.50
Kazakhstan	22.31	51.00
Kenya	22.31	76.50
Korea	5.10	17.75
Kuwait	29.75	102.00
Latvia	22.31	76.50

Norway	1.59	25.50
Oman	22.31	76.50
Pakistan	22.31	76.50
Palestine	29.75	102.00
Panama	30.00	160
Peru	21.25	76.50
Philippines	9.56	76.50
Poland	9.56	38.25
Portugal	9.56	38.25
Qatar	22.31	76.50
Romania	22.31	76.50
Russia	22.31	76.50
Saudi Arabia	29.75	102.00
Senegal	30.00	160
Serbia	51.00	127.50
Singapore	3.19	31.85
Slovak Republic	22.31	76.50
Slovenia	22.31	76.50
South Africa	2.55	22.31
South Korea	2.70	15
Spain	1.50	19.13
Sri Lanka	9.56	47.81
Swaziland	22.31	76.50
Sweden	1.28	12.75
Switzerland	1.60	15.94
Taiwan	6.38	31.88
Tanzania	30.00	160
Thailand	5.10	31.88
Togo	30.00	160
Trinidad	22.31	76.50
Tunisia	22.31	76.50
Turkey	5.10	41.44
Uganda	34.00	127.50
Ukraine	29.75	170.00
United Arab Emirates	29.75	85.00
United Kingdom	0.48	6.38
United States
• First 200,000,000	0.10	3.40
• Next 300,000,000	0.10	3.40
• Next 1,000,000,000	0.10	3.40
• Next 1,000,000,000	0.10	3.40

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Lebanon	22.31	76.50
Lithuania	22.31	38.25
Luxembourg	0.95	12.75

• Over 2,500,000,000	0.10	3.40
Uruguay	22.31	76.50
Venezuela	22.31	76.50
Vietnam	22.31	76.50
Zambia	22.31	76.50
Zimbabwe	22.31	76.50

Note: Depending on current market conditions, Northern Trust may opt out of providing foreign custody manager services for certain markets.

OTHER TRANSACTION-BASED FEES
Paydowns	$3.40
Payments / Wires (outgoing)	$3
Third Party Foreign Exchange	$12
Third Party Fixed Deposits	$12
Transfers Between Account	$5
Free Security Deliveries	$10
Repos (open and close)	$4.25

EXCESS CASH MANAGEMENT

Northern Trust provides excess U.S. dollar cash management services via its Institutional Money Market Mutual Funds/Collective Funds. Expense ratios and information on the Funds can be found at www.northerninstitutionalfunds.com

DERIVATIVE FEES

Derivative charges can be broken down into four main categories:

1.	Transaction Processing (applies to ETD & OTC)

For ETD derivatives, a charge applies to both buy (open) and sell (close) transactions.

All instruments	$20 per transaction

For OTC and centrally cleared derivatives, a charge applies to both buy (open) and sell (close) transactions

Simple	$60 per transaction
Moderate	$75 per transaction
Exotic	Fees based on product complexity and agreed on a case by case basis

2.	Position Maintenance (applies to OTC only)

This charge applies to the number of open positions at the end of the regular billing cycle, and covers:

Daily independent valuations

Periodic position reconciliations

Lifecycle events, such as processing rate resets

Standard accounting and reporting

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Simple	$250 per position per annum
Moderate	$400 per position per annum
Exotic	Fees based on product complexity and agreed on a case by case basis

Where prices are supplied, the charge is $200 per position per annum regardless of instrument. Valuations will be updated on a month-end basis only.

3.	Collateral Management

PASSIVE COLLATERAL PROCESSING

Margin /collateral movement	$15 per movement

ACTIVE COLLATERAL MANAGEMENT

OTHER CHARGES:

•	Execution attributable to settlement and associated activities in specific markets, such as stamp duty, securities re-registration fees and proxy voting physical representation will be passed through where applicable.

•	Out of pocket expenses incurred in providing custody services will be passed on to the fund.

•	An account that received proceeds from securities class actions in US dollars will be assessed a charge of 2% of the proceeds up to $1000 per distribution (per account) with a minimum charge of $5. Proceeds in other currencies are subject to higher charges, 2% of the proceeds up to approximately $2000 per distribution (per account) with a minimum charge of approximately $10. These charges, which may change over time in response to market conditions or processing complexity, will be deducted from the class action proceeds in the same currency as the proceeds are paid. All charges are reported in your statement of account. If payments for a closed account are sent to another bank via wire or check, an additional $25 processing charge will be deducted from US dollar payments and processing charge of approximately $50 will be deducted for other currencies.

•	Market execution costs, not limited to but including stamp duty, securities re-registration charges, depository receipt fees, third-party foreign exchange, third-party fixed deposits, and proxy voting physical representation/ad hoc expenses will be passed through at cost if and as applicable.

Minimum Fees:

The annual minimum per fund fee for Northern Trust custody, fund accounting & administration, and transfer agency services is waived.

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Payment Terms:

Fees will be invoiced at month-end for charges related to the previous month and payment is due within four (4) weeks of the original issuance of fee invoice.

Material Changes and Terms of Proposal:

The pricing outlined above is based on representations made by the Trust. Any changes to these representations that impact the assumptions used in our pricing will result in consideration of revisions to the pricing schedule, as mutually agreed to by Trust.

ADVISERS INVESTMENT TRUST	THE NORTHERN TRUST COMPANY

By: /s/ Barbara J. Nelligan	By: /s/ Michelle Roblee
Name: Barbara J. Nelligan	Name: Michelle Roblee
Title: President	Title: Senior Vice President

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SCHEDULE D

(Countries for which Custodian shall not have responsibility under

Section 3A for managing foreign custody arrangements)

Ivory Coast

Saudi Arabia

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